Exhibit 99.1

J. C. PENNEY COMPANY, INC. REPORTS SOLID FIRST QUARTER EARNINGS

Announces Plans to Drive Operational Effectiveness and Enhance Profitability,
Building on Progress Made Under Long Range Plan for Growth

First Quarter Highlights

•	Earnings of $0.28 per share
•	Merchandising initiatives drive 3.8 percent same store sales growth
•	Delivered gross margins at 40.5 percent of sales
•	Opened 23 Sephora inside jcpenney boutiques bringing total to 254
•	Expanded MNG by Mango® and Call It Spring® by The ALDO Group to 292 and 100 locations, respectively
•	Initiated Supply Chain restructuring
•	Implementing additional significant expense reduction initiatives
•	Strong financial condition, cash and cash equivalents of approximately $1.8 billion

PLANO, Texas, May 16, 2011 -- J. C. Penney Company, Inc. (NYSE: JCP) today reported net income of $64 million or $0.28 per share for the first quarter ended April 30, 2011, including certain previously announced restructuring charges.  Comparable store sales for the quarter grew 3.8 percent over last year driven by the Company’s exclusive and private brands such as Liz Claiborne®, Worthington® and St. John’s Bay® as well as ongoing growth of Sephora inside jcpenney, MNG by Mango, Call It Spring and the successful introduction of Modern Bride®.

“Our ability to deliver on our objectives in the first quarter reflects the progress we are making in executing the Long Range Plan for growth we announced in April 2010,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer.  “We are successfully implementing our merchandising initiatives, with strong gains in both our men’s and women’s apparel businesses.  Additionally, the steps we have taken to manage our expenses position us to increase the flow-through of sales to the bottom line.  We are accelerating this process through a series of initiatives across the Company to maximize operational effectiveness.  We expect these ongoing actions will result in substantial expense savings, beginning this year, and allow us to significantly accelerate profitability.”

Specifically, following on the work it has done to wind down operations that no longer deliver meaningful returns as well as significantly improve in-store execution, the Company now plans to streamline operations, carry out further process improvements across its stores, Supply

Chain, and Home Office, and optimize marketing expenses, while continuing to implement its sales growth initiatives.  The positive impact of the savings generated by these actions began in the first quarter of fiscal 2011 and will grow significantly over the next two years.  These expense initiatives will allow the Company to achieve its 2014 earnings target of $5.00 per share with a return to historic operating profit margin levels, even with fewer new store openings expected in the latter years of its Long Range Plan in light of challenging commercial real estate markets and other economic factors.

First Quarter Performance
Comparable store sales for the quarter rose 3.8 percent.  Total sales increased 0.4 percent, reflecting the Company’s exit from its catalog business.  Internet sales through jcp.com were $376 million in the first quarter, increasing 6.6 percent over last year.  Overall, the strongest merchandise results for the Company in the period were in women’s apparel and accessories and children’s apparel. Geographically, the best performance was in the southwest region of the country.

Gross margin for the quarter was in-line with the Company’s expectations and decreased approximately 90 basis points to 40.5 percent of sales.  The Company noted that gross margins generated from sales in jcpenney stores were up to its plan, yet, as expected, overall gross margins were negatively impacted by several factors, including the impact of certain non-comparable free shipping offers, as well as the absence of the Big Book catalog in this year’s first quarter.  Gross margin dollars decreased $35 million, or approximately 2.1 percent, compared to last year’s first quarter.

Overall, SG&A expenses were well under plan in the quarter and decreased $11 million, or 0.9 percent, versus last year due to the Company’s ongoing efforts to manage expenses and optimize operations, while continuing to invest in the opening of additional Sephora inside jcpenney beauty boutiques and the launching of new businesses under its Growth Brands Division.

As a percent of sales, SG&A expenses decreased 40 basis points to 32.5 percent. The non-cash qualified pension plan expense was $22 million compared to $55 million in the same period last year.  Total operating expenses were 36.4 percent of sales for the quarter.  Operating income increased to $161 million or 4.1 percent of sales.

The Company is comfortable with the level and content of its inventory, as it is in-line with sales plans.  Customer facing inventory is up approximately 3%, with the remaining portion of the increase located throughout the Company’s supply chain.

Financial Condition
The Company ended the first quarter with approximately $1.8 billion in cash and cash equivalents on its balance sheet.  During the quarter, the Company completed the renewal of its bank credit facility, providing further strength to its liquidity position. As previously noted, the facility is available for use for general corporate purposes and will mature in April 2016.  Interest expense for the quarter was $58 million compared to $59 million in last year’s first quarter.  This differs from the Company’s earlier expectation for interest expense to increase by $9 million in the first quarter.  Rather than taking the one-time charge, the Company is required, under the applicable accounting rules, to amortize the $9 million in fees and expenses related to its previous credit facility over the five-year term of the renewed facility.

Driving Operational Effectiveness and Profitabilty
Currently in the second year of its 2010 – 2014 Long Range Plan for growth, the Company sees opportunity to continue to grow sales by improving the sales productivity in its stores and on jcp.com, through the continued success of its growth initiatives and exclusive attractions like Liz Claiborne and Sephora inside jcpenney, while increasing profitability at an accelerated rate by optimizing its expense structure. The initial steps it will take to do this include:
•
Delivering an incremental $50 million in expense savings in fiscal 2011, based on more efficient use of marketing spend, expense savings in stores and the Home Office, and continued process improvements.  A portion of these savings were realized in the first quarter of 2011, with significantly more savings expected over the balance of this year and the next several years.

•
Restructuring of the Company’s Supply Chain operations to better align with its enterprise-wide approach to inventory management, which is expected to result in annualized savings of approximately $25 to $30 million by 2013, with approximately half of that amount being achieved in 2012.

•
Completing the wind down of its catalog business.  In the first quarter, this included the closure of a call center and a custom decorating fabrication center.  The Company still expects to exit its outlet store business entirely by the end of 2012.  Together, these actions are expected to deliver additional annualized operating expense savings of approximately $25 to $30 million starting in 2012.

As part of the Supply Chain restructuring, the Company will incur charges for accelerated depreciation of closed facilities and lease termination costs as well as severance and outplacement services provided to the few hundred associates impacted by the restructuring. This includes $3 million in charges in the first quarter, with the remaining charges currently estimated as follows: $12 million in the second quarter of 2011; $20 million in the second half of 2011; and approximately $15 million during 2012.

Second Quarter and Full Year Outlook
Management’s 2011 second quarter guidance is as follows:
•	Comparable store sales: expected to increase 3 to 4 percent.
•	Total sales: expected to increase approximately 250 basis points less than comparable store sales due to the impact of the Company’s exit of its catalog and related businesses.
•	Gross margin rate: expected to be flat to up slightly when compared to last year.
•	SG&A expenses: expected to decrease as a percent of sales, but increase slightly in dollars year over year.
•	Depreciation and amortization: approximately $130 million.
•	Real Estate and Other: net $16 million of expense, including $21 million of expenses related to restructuring and other cost saving initiatives.
•	Interest expense: approximately $57 million.
•	Income tax rate: approximately 38 percent.
•	Average shares for EPS calculation: approximately 216 million common shares.
•	Earnings per share: expected to be in the range of $0.20 to $0.24 per share, including restructuring charges of approximately $0.06.

For the full year, earnings per share are now expected to be in the range of $2.15 to $2.25 per share, including the impact of the Company’s share repurchase program and the restructuring charges that will be taken in order to streamline operations going forward.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, May 16, 2011, beginning at 10:00 a.m. ET.  Access to the conference call is open to the press and general public in a listen-only mode.  To access the conference call, please dial (877) 407-0778, or (201) 689-8565 for international callers, and reference the J. C. Penney Company, Inc. First Quarter Earnings Conference Call.  Access to the 2011 first quarter conference call is open to the press and general public in a listen only mode.  The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and conference ID number 372207.  The live webcast may be accessed via the Company’s Investor Relations page at jcpenney.net, or on streetevents.com

(for subscribers) or investorcalendar.com.  Replays of the webcast will be available for up to 90 days after the event.

The Company plans to announce its second quarter results on Friday, Aug. 12, 2011.

For further information, contact:

Investor Relations
Kristin Hays and Angelika Torres; (972) 431-5500;
jcpinvestorrelations@jcpenney.com

Media Relations
Darcie Brossart and Rebecca Winter; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About J. C. Penney Company, Inc.
J. C. Penney Company, Inc., one of America's leading retailers, operates over 1,100 jcpenney department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, the jcpenney brand offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.8 billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders.  For more information, visit www.jcpenney.net.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended
	April 30,		May 1,	% Inc.
	2011		2010	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 3,943		$ 3,929	0.4%
Gross margin	1,595		1,630	(2.1)%
Operating expenses:
Selling, general and administrative (SG&A)	1,281	(1)	1,292	(1) (0.9)%
Qualified pension plan	22		55	(60.0)%
Supplemental pension plans	7		9	(22.2)%
Total pension expense	29		64	(54.7)%
Depreciation and amortization	128		125	2.4%
Real estate and other (income)	(4)		(6)	(33.3)%
Total operating expenses	1,434		1,475	(2.8)%
Operating income	161		155	3.9%
Net interest expense	58		59	(1.7)%
Income before income taxes	103		96	7.3%
Income tax expense	39		36	8.3%
Net income	$ 64		$ 60	6.7%

Earnings per share - diluted	$ 0.28		$ 0.25	12.0%

FINANCIAL DATA:
Adjusted earnings per share - diluted (non-GAAP)	$ 0.33	(2)	$ 0.40	(2)
Comparable store sales increase	3.8%		1.3%

Ratios as a percentage of sales:
Gross margin	40.5%		41.4%
SG&A expenses	32.5%	(1)	32.9%	(1)
Total operating expenses	36.4%		37.5%
Operating income	4.1%		3.9%
Adjusted operating income (non-GAAP)	4.6%	(2)	5.3%	(2)
Effective income tax rate	37.9%		37.5%

COMMON SHARES DATA:
Outstanding shares at end of period	216.1		236.3
Average shares outstanding (basic shares)	229.2		236.2
Average shares used for diluted EPS	231.7		237.6

(1)				The statement of operations line item for pre-opening expenses has been eliminated due to the immaterial nature of such expense over the past several years. Pre-opening expenses have been reclassified back into SG&A for both years. The impact on the prior year
SG&A ratio was an increase of 10 basis points.
(2)				See below for reconcilation of non-GAAP financial measures to the most comparable GAAP measures.
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J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	April 30,		May 1,
SUMMARY BALANCE SHEETS:	2011		2010
Cash in banks and in transit	$ 246		$ 220
Cash short-term investments	1,521		2,158
Cash and cash equivalents	1,767		2,378
Merchandise inventory	3,408		3,214
Income taxes receivable	269		357
Prepaid expenses and other	189		199
Property and equipment, net	5,226		5,307
Prepaid pension	776		-
Other assets	739		626
Total assets	$ 12,374		$ 12,081

Merchandise accounts payable	$ 1,274		$ 1,303
Other accounts payable and accrued expenses	1,396		1,350
Long-term debt	3,099		2,999
Long-term deferred taxes	1,208		833
Other liabilities	646		726
Total liabilities	7,623		7,211
Stockholders' equity	4,751		4,870
Total liabilities and stockholders' equity	$ 12,374		$ 12,081

	Three Months Ended
	April 30,		May 1,
SUMMARY STATEMENTS OF CASH FLOWS:	2011		2010
Net cash provided by/(used in):
Total operating activities	$ 52		$ (85)
Investing activities:
Capital expenditures	(117)		(116)
Proceeds from sale of assets	-		4
Total investing activities	(117)		(112)
Financing activities:
Change in debt	-		(393)
Financing costs	(15)		-
Change in stock	5		4
Stock repurchase program	(733)		-
Dividends paid	(47)		(47)
Total financing activities	(790)		(436)
Net (decrease) in cash and cash equivalents	(855)		(633)
Cash and cash equivalents at beginning of period	2,622		3,011
Cash and cash equivalents at end of period	$ 1,767		$ 2,378

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J. C. PENNEY COMPANY, INC. Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

ADJUSTED OPERATING INCOME EXCLUDING QUALIFIED PENSION
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, a non-GAAP financial measure, which excludes the impact of the qualified pension plan:

	Three Months Ended
	April 30,		May 1,	% Inc.
	2011		2010	(Dec.)
Operating income	$ 161		$ 155	3.9%
As a percent of sales	4.1%		3.9%
Add: Qualified pension plan expense	22		55
Adjusted operating income (non-GAAP)	$ 183		$ 210	(12.9)%
As a percent of sales	4.6%		5.3%

ADJUSTED EARNINGS PER SHARE - DILUTED EXCLUDING QUALIFIED PENSION
The following table reconciles earnings per share - diluted, the most directly comparable GAAP measure, to adjusted net income, a non-GAAP financial measure, which excludes the impact of the qualified pension plan:

	Three Months Ended
	April 30,		May 1,	% Inc.
	2011		2010	(Dec.)
Net income	$ 64		$ 60	6.7%
Earnings per share - diluted	$ 0.28		$ 0.25	12.0%
Add: Qualified pension plan expense net of tax of $9 and $21	13		34
Adjusted net income (non-GAAP)	$ 77		$ 94	(18.1)%
Adjusted earnings per share - diluted (non-GAAP)	$ 0.33		$ 0.40	(17.5)%

FREE CASH FLOW
The following table reconciles net cash flow from operating activites, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended
	April 30,		May 1,
	2011		2010
Net cash provided/(used in) by operating activities	$ 52		$ (85)
Less:
Capital expenditures	(117)		(116)
Proceeds from sale of assets	-		4
Dividends paid	(47)		(47)
Free cash flow (non-GAAP)	$ (112)		$ (244)

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